Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-3 No. 333-276221) and related Prospectus of Hewlett Packard Enterprise Company of our reports dated February 7, 2024, relating to the consolidated financial statements and schedule of Juniper Networks, Inc. as of December 31, 2023 and 2022 and for the three years then ended, and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. as of December 31, 2023, appearing in this Current Report on Form 8-K of Hewlett Packard Enterprise Company.

/s/ Ernst & Young LLP

San Jose, California
September 9, 2024